EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Imaging Diagnostic Systems, Inc. of our report dated August 22, 2005, which appears on Page 40 of Form 10-K for the year ended June 30, 2006, and to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Margolies, Fink and Wichrowski
MARGOLIES, FINK and WICHROWSKI
Pompano Beach, Florida
March 2, 2007